Exhibit 10.3

TRUST AGREEMENT FOR

THE AMERICAN STANDARD COMPANIES INC.

SUPPLEMENTAL COMPENSATION PLAN FOR OUTSIDE DIRECTORS

Restated to include all amendments through October 4, 2007

This Trust Agreement, as amended and restated in its entirety through October 4, 2007, by and between American Standard Companies Inc., a Delaware corporation, and Leo Mierzwicki, as Trustee, provides, on the terms and conditions set forth below, for the establishment and administration of a trust to hold shares of Common Stock issued as payouts under the American Standard Companies Inc. Supplemental Compensation Plan for Outside Directors.

1.	Definitions.

For purposes of this Trust Agreement, the following definitions shall apply:

1.1. Act means the Securities Exchange Act of 1934, as amended.

1.2. Beneficial Owner means any “person” as such term is used in Section 13(d) of the Act, who, directly or indirectly, has or shares the right to vote or dispose of such securities or otherwise has “beneficial ownership”) of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 under the Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing).

1.3. Beneficiary means any one person or trust appointed by a Participant in an unrevoked writing filed with the Company directing that, in the event of such Participant’s death, all of such Participant’s rights under and interests in the Plan, as recorded pursuant to this Trust, shall vest in such person or trust, provided that a Participant’s Beneficiary shall be deemed to be the estate or legal representative of such Participant if such written appointment is revoked and not replaced by another such written appointment filed with the Company, or if a Participant’s Beneficiary does not survive such Participant.

1.4 Board means the Board of Directors of the Company.

1.5 Change of Control means, from and after January 1, 2005, the occurrence of any of the following events:

(i) any “person”, as such term is used in Section 13(d) of the Act (other than the Company, any Subsidiary or any employee benefit plan maintained by the Company or any Subsidiary (or any trustee or other fiduciary thereof)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then-outstanding securities;

(ii) during any consecutive 24-month period, individuals who at the beginning of such period constitute the Board, together with those individuals who first become directors during such period (other than by reason of an agreement with the Company or the Board in settlement of a proxy contest for the election of directors) and whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute a majority of the Board;

(iii) the consummation of any merger, consolidation, recapitalization or reorganization involving the Company, other than any such transaction immediately following which the persons who were the Beneficial Owners of the outstanding voting securities of the Company immediately prior to such transaction are the Beneficial Owners of at least 50% of the total voting power represented by the voting securities of the entity surviving such transaction or the ultimate parent of such entity in substantially the same relative proportions as their ownership of the Company’s voting securities immediately prior to such transaction; provided that, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company, such surviving entity, any Subsidiary or any subsidiary of such surviving entity;

(iv) the sale of substantially all of the assets of the Company to any person other than any Subsidiary or any entity in which the Beneficial Owners of the outstanding voting securities of the Company immediately prior to such sale are the

Beneficial Owners of at least 50% of the total voting power represented by the voting securities of such entity or the ultimate parent of such entity in substantially the same relative proportions as their ownership of the Company’s voting securities immediately prior to such transaction; or

(v) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

1.6. Change of Control Stock Value means the value of a share of Common Stock determined as follows:

(i) if the Change of Control results from an event described in clause (iii) of the Change of Control definition, the highest per share price paid for shares of Common Stock of the Company in the transaction resulting in the Change of Control; or

(ii) if the Change of Control results from an event described in clauses (i), (ii) (iv) or (v) of the Change of Control definition and no event described in clauses (iii) of the Change of Control definition has occurred in connection with such Change of Control, the highest sale price of a share of Common Stock of the Company on any trading day during the 60 consecutive trading days immediately preceding and following the date of such Change of Control as reported on the New York Stock Exchange Composite Tape, or other national securities exchange on which the Common Stock is traded, and published in The Wall Street Journal.

1.7 Committee means the Management Development and Compensation Committee of the Board (or such other committee of the Board that the Board shall designate), which shall consist of two or more members, each of whom shall be a non-employee director within the meaning of Rule 16b-3, as promulgated under the Act and serving at the pleasure of the Board.

1.8. Common Stock means the common stock, par value $0.01 per share, of the Company.

1.9. Company means American Standard Companies Inc., a Delaware corporation.

1.10. Creditor means a general creditor of the Company or a Subsidiary, as appropriate, and Judgment Creditor means a Creditor who has obtained a judgment against the Company or a Subsidiary, as appropriate, from a court of competent jurisdiction and who has made written demand to the Company or such Subsidiary for payment on such judgment which has gone unsatisfied for at least 180 days.

1.11. Fair Market Value on any date means the closing price of a Share (or a WABCO Share as the case may be) on such date as reported on the New York Stock Exchange consolidated reporting system.

1.12. Insolvent means the inability to pay debts as they mature or being subject to proceedings as a debtor under the United States Bankruptcy Code, and Insolvency means the state of being insolvent.

1.13. Non-Share Interests has the meaning ascribed thereto in Section 6. For the avoidance of doubt, at any time that the Trust holds WABCO Shares, such WABCO Shares shall be treated as Non-Share Interests.

1.14 Participant means a member of the Board who is not an employee of the Company.

1.15. Plan means American Standard Companies Inc. Supplemental Compensation Plan for Outside Directors, as such is in effect from time to time.

1.16. Plan Administrator means the Secretary of the Company.

1.17. Plan Payout means a payment made pursuant to Sections 2 or 3 of the Plan.

1.18. Prime Rate means the rate of interest publicly announced from time to time by the New York City office of Citibank N.A. as its prime or reference rate, adjusted as of the first business day of each calendar quarter.

1.19. Share means a share of Common Stock.

1.20. Share Award Account means a separate account established under the Trust with respect to which the Participant’s interests under the Plan are credited.

1.21. Subsidiary means a corporation in which the Company owns, directly or indirectly, more than 50% of the voting power represented by stock entitled to vote for the election of directors, or a partnership in which the Company owns, directly or indirectly, at least 50% of the capital or profits interests in such partnership.

1.22. Termination Date of a Participant means the date on which such Participant’s membership with the Board terminates for any reason, including death.

1.23. Trust means the trust fund established under this Trust Agreement.

1.24. Trustee means Leo Mierzwicki or such successor trustee as shall be appointed by the Plan Administrator pursuant to Section 19 hereof.

1.25 WABCO means WABCO Holdings, Inc., a Delaware corporation.

1.26 WABCO Shares means shares of the common stock of WABCO.

1.27 WABCO Transaction means any merger, business combination, liquidation, recapitalization, acquisition or similar transaction affecting the capital stock of WABCO immediately following which WABCO Shares cease to be publicly traded on an established securities market (other than any transaction which involves only WABCO and one or more entities that immediately prior to such transaction were subsidiaries of WABCO and in connection with which WABCO Shares have been converted into common stock of a successor in interest to WABCO which are so traded on an established securities market).

2.	Establishment and Duration of Trust; Trustees Powers.

The Trust is hereby established under the Plan to fulfill certain obligations thereunder of the Company to Participants. The Company shall remain primarily responsible to fulfill payment obligations under the Plan. To the extent payments are made from the Trust, the employer’s liability to make payments shall be reduced correspondingly. The Trust shall continue in effect until terminated by action of the Board; provided that the Trust shall in any event terminate when all amounts owed to Participants have been paid or the Trust has been exhausted. The Trust is intended to be a grantor trust within the meaning of Sections 671 through 679 of the Internal Revenue Code of 1986, as needed (the “Code”).

The Trustee shall invest and reinvest the assets of the Trust without distinction between principal and income; provided, however, that the Trustee shall hold in the Trust (i) all Shares that it receives, and the Trustee shall distribute such Shares to the Participants (or to their Beneficiaries) entitled to such distributions when and as directed by the Plan Administrator in accordance with the terms of the Plan and (ii) all WABCO Shares that it receives as a distribution on Shares until distributed or disposed of in accordance with Section 6 or 7 or otherwise in accordance with Section 4. The Plan Administrator shall direct the investment of any cash contributions to the Trust in its discretion. From and after February 3, 2005, except to the extent expressly provided in this Agreement in respect of WABCO Shares, any dividends on the Company’s Common Stock paid to the Trust, other than a dividend payable in the form of Shares, shall be invested by the Trustee (i) in Common Stock or (ii) in an interest bearing investment, each as instructed by the Treasurer of the Company based on the preferences of the Participant as specified in accordance with the terms of the Plan. Pending investment of any such cash contributions, the Trustee may temporarily invest and reinvest such contributions in any marketable short- and medium-term fixed income securities, United States Treasury Bills, other short- and medium-term government obligations, commercial paper, other money market instruments and part interests in any one or more of the foregoing, or may maintain cash balances consistent with the liquidity needs of the Trust as determined by the Trustee. The Plan Administrator may direct the Trustee to maintain separate investment funds, allocate contributions among such funds, and make transfers among such funds.

Subject to the provisions hereof, the Trustee shall be authorized and empowered to exercise any and all of the following rights, powers and privileges with respect to any cash, securities or other properties held by the Trustee in trust hereunder:

(i) To sell, exchange, mortgage or lease any such property and to convey, transfer or dispose of any such property on such terms and conditions as the Trustee deems appropriate.

(ii) To grant options for the sale, transfer, exchange or disposal of any such property and to exercise any subscription rights or conversion privileges with respect to any securities held in the Trust Fund.

(iii) To exercise all voting rights pertaining to any securities, provided that Shares credited to Share Award Accounts of Participants shall be voted as directed by such Participants ; to consent to or request any action on the part of the issuer of any such securities; and to give general or special proxies or powers of attorney with or without power of substitution.

(iv) To collect and receive any and all money and other property of whatsoever kind or nature due or owing or belonging to the Trust Fund and to give full discharge and acquaintance therefor; and to extend the time of payment of any obligation at any time owing to the Trust Fund, as long as such extension is for a reasonable period and continues reasonable interest.

(v) To cause any securities or other property to be registered in, or transferred to, the individual name of the Trustee or in the name of one or more of its nominees, or one or more nominees of any system for the centralized handling of securities, or to retain such investments unregistered and in form permitting transferability by delivery (provided that the books and records of the Trust at all times show that all such investments are a part of the Trust Fund).

(vi) To settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust; to commence or defend suits or legal proceedings whenever, in its judgment, any interest of the Trust requires it; and to represent the Trust in all suits or legal proceedings in any court of law or equity or before any other body or tribunal, insofar as such suits or proceedings relate to any property forming part of the Trust Fund or to the administration of the Trust Fund.

(vii) Generally, to do all acts, whether or not expressly authorized, which are necessary or appropriate to carry out the intent of this Trust Agreement.

3.	Contribution of Shares to Trust.

As of the date any Plan Payout authorized under the Plan which consists in whole or in part of Shares is made, the Company shall contribute to the Trust, for credit to the Share Award Account of each Participant who is granted such a Plan Payout, that number of whole and fractional Shares credited to such Participant under the Plan.

4.	Share Award Accounts.

Each Participant’s Share Award Account shall record the number of Shares and fractions thereof credited to such Share Award Account as a Plan Payout and the date as of which each such Plan Payout was made. From and after February 3, 2005, except as otherwise expressly provided in this Section 4, whenever a dividend other than a dividend payable in the form of Shares is declared with respect to the Company’s Common Stock, the number of Shares credited to a Participant’s Share Award Account shall be increased by the number of Shares determined by dividing (i) the product of (A) the number of Shares in the Participant’s Share Award Account on the related dividend record date and (B) the amount of any cash dividend declared by the Company on a share of Common Stock (or, in the case of any dividend distributable in property other than Common Stock, the per share value of such dividend, as determined by the Company for purposes of income tax reporting) by (ii) the Fair Market Value per Share on the related dividend payment date.

Notwithstanding the foregoing,

(i) the Trustee shall hold WABCO Shares received as a dividend on Shares credited to a Participant’s Share Award Account until (A) distributed or disposed of in accordance with Section 6 or 7, (B) such WABCO Shares are converted into cash or other property in connection with a WABCO Transaction or (C) directed to dispose of such WABCO Shares, in whole or in part, by the Plan Administrator and

(ii) in respect of a Participant who the Company shall have identified as having elected (in accordance with the terms of the Plan) annual distributions of amounts related to dividends payable on Shares, the Trustee shall credit the amount of any such dividend (other than a dividend payable in the form of Shares or WABCO Shares, which shall in all events be credited in the form of Shares or WABCO Shares, as the case may be) to a cash sub-account in the Participant’s Share Award Account (the “Dividend Sub-Account”) and credit such Dividend Sub-Account with interest as directed by the Treasurer of the Company.

To the extent that WABCO Shares are converted into cash or other property in a WABCO Transaction or the Trustee is directed to dispose of WABCO Shares in accordance with the preceding sentence, the Trustee shall reinvest the proceeds from any such disposition in Shares (or, if directed by the Plan Administrator, in cash or other property). Pending investment of any cash proceeds from the distribution of WABCO Shares, the Trustee may temporarily invest and reinvest such proceeds in any marketable short- and medium-term fixed income securities, United States Treasury Bills, other short- and medium-term government obligations, commercial paper, other money market instruments and part interests in any one or more of the foregoing, or may maintain cash balances consistent with the liquidity needs of the Trust as determined by the Trustee. Notwithstanding anything to the contrary contained herein or in the Plan, whenever a dividend other than a dividend payable in the form of WABCO Shares is declared with respect to WABCO Shares, the number of Shares credited to a Participant’s Share Award Account shall be increased by the number of Shares determined by dividing (i) the product of (A) the number of WABCO Shares in the Participant’s Share Award Account on the related dividend record date and (B) the amount of any cash dividend declared by WABCO Holdings Inc. on a share of its common stock (or, in the case of any dividend distributable in property other than common stock, the per share value of such dividend, as determined by WABCO Holdings Inc. for purposes of income tax reporting) by (ii) the Fair Market Value per Share on the related dividend payment date.

5.	Voting Rights.

Shares credited to each Participant’s Share Award Account shall be voted by the Trustee as directed by such Participant. The Trustee shall not vote any WABCO Shares.

6.	Distributions from Trust.

On February 1 of each calendar year after 2005, the Trustee shall distribute to each Participant identified by the Company as having elected (in accordance with the terms of the Plan) annual distributions of amounts related to dividends payable on Shares an amount equal to the balance in the Participant’s Dividend Sub-Account. Upon the termination of a Participant’s membership on the Board from and after January 1, 2005, other than a termination for cause, prior to a Change of Control, such Participant (or, in the event of his death, his Beneficiary) shall be entitled to a distribution from the Trust of all Shares and any other property (“Non-Share Interests”) credited to his Share Award Account, based on the value of such Share Award Account on the date of such termination of Board membership. Such distribution shall be made in a single lump sum within forty-five (45) days following the Participant’s termination of Board membership. When valuing the Share Award Account for distribution purposes, Shares shall be valued separately from WABCO Shares, in both cases, based on the Fair Market Value on the last business day of the month preceding the date of distribution. In the event that a Participant’s membership on the Board is terminated for cause, such Participant shall forfeit all interest to his or her Share Award Account and any Shares in such account shall revert back to the Company.

7.	Change of Control.

Upon a Change of Control occurring on or after January 1, 2005, each Participant shall be entitled to receive a lump sum cash payment equal to the sum of (i) the Change of Control Stock Value of all Shares credited to his Share Award Account and (ii) the value of any Non-Share Interests credited to his Share Award Account (unless within one (1) business day following such a Change of Control, such Participant has delivered written notice to the Trustee pursuant to Section 10 hereof requesting a distribution from the Trust of all Shares and/or Non-Share

Interests credited to such Participant’s Share Award Account in the event of a Change of Control, in lieu of a cash payment equal to the Change of Control Stock Value of such Shares and/or the value of Non-Share Interests, in which case such Participant shall be entitled to receive a distribution of all Shares and/or Non-Share Interests credited to such Participant’s Share Award Account) in accordance with the provisions of this Section 7. Upon a Change of Control, the Trustee shall determine as promptly as practicable (and in no event more than three (3) business days) the Change of Control Stock Value of the Shares in the Trust and shall promptly thereafter deliver a written notice (the “Trustee Notice”) to the Company setting forth such Change of Control Stock Value and the manner of its determination and requesting that the Company purchase all Shares in the Trust (except for Shares credited to Participants’ Share Award Accounts as to which Participants have requested a distribution in the event of a Change of Control in lieu of a cash payment equal to the Change of Control Value therefor). A copy of such Trustee Notice shall be sent to each Participant. Following the receipt of the Trustee Notice, the Company shall, within three (3) business days following the Company’s receipt of such Trustee Notice, make a cash payment to the Trustee equal to the Change of Control Stock Value of such Shares against delivery of such Shares by the Trustee to the Company. Upon a Change of Control, the Trustee shall sell as promptly as practicable the Non-Share Interests (other than cash) of the Trust (except for such Non-Share Interests credited to Participants’ Share Award Accounts as to which Participants have requested a distribution in-kind in the event of a Change of Control in lieu of a cash payment equal to the value therefor). Fifteen (15) business days following the date on which the Change of Control occurs, the Trustee shall distribute to each Participant the lump-sum cash payment contemplated by the first sentence of this Section 7. In the event that the Company shall not have purchased the Shares from the Trustee prior to the date such distribution is required to be made as contemplated above, the Trustee shall distribute the Shares to the Participant and the Participant shall have a right to put the Shares to the Company for purchase at the Change of Control Stock Value, plus interest thereon at a rate per annum equal to the Prime Rate plus 4% and shall be compounded monthly until paid, and the Company shall be liable to the Participant and/or his or her Beneficiaries for any and all additional income taxes that the Participant may incur under Section 409A of the Code by reason of the Company failing to timely purchase the Shares from the Trustee or the Participant. For purposes of this Section 7, the Trustee’s determination of the Change of Control Stock Value of a Participant in the Trust shall be binding and conclusive.

8.	Issuance of Share Certificates.

If a Participant (or, in the event of his death, his Beneficiary) receives a distribution of pursuant to Section 6 or 7 of Shares or Non-Share Interests that are securities, the Trustee shall deliver to such Participant or Beneficiary a certificate or certificates evidencing the Shares or such Non-Share Interests credited to such Participant’s Share Award Account, as soon as administratively practicable after the Participant’s Termination Date or a Change of Control, as the case may be.

9.	Changes in Capital Structure.

In the event of the payment of any dividend payable in, or the making of any distribution of, Shares to holders of record of Shares during the period any Shares awarded under the Plan are credited to a Participant’s Share Award Account; or in the event of any stock split, combination of Shares, recapitalization or other similar change in the authorized capital stock of the Company during such period; or in the event of the merger or consolidation of the Company into or with any other corporation or the reorganization, dissolution or liquidation of the Company during such period; there shall be credited to such Participant’s Share Award Account such new, additional or other shares of capital stock of any class, or other property (including cash), as such Participant would be entitled to receive as a matter of law if such Participant were a shareholder of the Company at the time of such event.

10.	Administration.

This Trust Agreement shall be administered by the Plan Administrator, who shall have full power and authority (to the extent not inconsistent with the terms and purposes of the Plan and this Trust Agreement) prior to a Change of Control to interpret and carry out the terms of, and to establish, amend or rescind rules and regulations relating to, this Trust Agreement; to appoint a recordkeeper for this Trust Agreement and to rescind any such appointment; and to take such other actions and to make such other determinations relating to this Trust Agreement as may be necessary or advisable in connection with the Plan. The Plan Administrator may by written direction delegate to any agent or agents it shall appoint, including any officer or employee of the Company, the authority to exercise any of its administrative duties and responsibilities hereunder.

All forms required to be filed hereunder and all other communications with respect hereto shall be addressed to the Secretary, American Standard Companies Inc., One

Centennial Avenue, Piscataway, New Jersey, 088556820, or to such other address as the Plan Administrator, the Company or the Trustee, as the case may be, may designate from time to time.

Subject to the provisions of Section 7 neither the Trustee, the Committee nor the Company shall be in breach of its obligations hereunder, nor liable for any interest or other payments, if the Trustee fails to make any payments hereunder on the stated date on which such payment is due.

11.	Trust Subject to Creditor Claims.

Notwithstanding any other provision of this Trust Agreement or the Plan, the Trustee shall hold the assets of the Trust for the benefit of Creditors to the extent provided in Sections 12 and 13 hereof. No Participant or Beneficiary shall have any rights greater than the rights of any other unsecured Creditor, and no Participant or Beneficiary shall have any right against or security interest in the Trust. The Chief Executive Officer or Chief Financial Officer of the Company or each Subsidiary shall have the duty to inform the Trustee in writing of the Insolvency of the Company or any such Subsidiary, as the case may be.

12.	Effects of Insolvency.

Upon receipt of any written allegation of the Insolvency of the Company, the Trustee shall suspend the making of any distribution from the Trust and shall immediately notify the Company in writing of such allegation. Within 30 days of receipt of such an allegation, the Trustee shall determine whether the Company is Insolvent. If the Trustee determines the Company to be Insolvent, or if the Trustee otherwise has actual knowledge that the Company is Insolvent, the Trustee shall cease making distributions hereunder and shall hold the portion of the Trust held for the benefit of such entity for the benefit of its Creditors until otherwise instructed by a court of competent jurisdiction. If the Trustee determines that the Company is not Insolvent, the Trustee shall resume making appropriate distributions from the Trust to Participants and Beneficiaries in accordance with this Agreement. Notwithstanding the foregoing, if prior to a Change of Control the Board, the Chief Executive Officer or the Chief Financial Officer of the Company delivers to the Trustee a sworn statement that the Company is Insolvent, the Trustee shall make distributions from the portion of the Trust held for the benefit of such entity only as directed by a court of competent jurisdiction, until such time as the Trustee determines that the Company is not Insolvent.

13.	Judgment Creditor Claims.

In addition to the rights of Creditors set forth in Section 12 hereof, and notwithstanding any other provision of this Trust Agreement, the assets of the Trust shall at all times prior to a Change of Control be available to satisfy claims of Judgment Creditors. Upon receipt by the Trustee of proof satisfactory to the Trustee that a Creditor is a Judgment Creditor, the Trustee shall satisfy the claim of such Judgment Creditor, to the extent possible, from the assets of the Trust, and the Trustee shall be fully indemnified hereunder in satisfying such claim.

14.	Distributions Due to Certain Tax Consequences.

Notwithstanding any provision of this Trust Agreement other than Sections 12 and 13 hereof, if a Participant (or Beneficiary) is determined to be subject to United States federal income tax by reason of Section 409A of the Code on any portion of his interest in the Trust prior to the time of distribution of such interest that portion of such interest shall be distributed by the Trustee to such Participant or Beneficiary. A portion of a Participant’s (or Beneficiary’s) interest in the Trust shall be determined to be subject to United States federal income tax upon the earliest of (i) receipt by the Participant (or Beneficiary) of a notice of deficiency from the United States Internal Revenue Service with respect to such interest which is not contested by such Participant (or Beneficiary); (ii) execution of a closing agreement between the Participant (or Beneficiary) and the Internal Revenue Service which provides that such interest is includible in the Participant’s (or Beneficiary’s) gross income; and (iii) a final determination by the United States Tax Court or any other federal court which holds that such interest is includible in the Participant’s (or Beneficiary’s) gross income.

15.	Reports and Records.

The Trustee shall:

(i) Keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions in the Trust as he shall deem necessary and proper with respect to his administration of the Trust, and permit inspection of such accounts, records and assets of the Trust by any duly authorized representative of the Company at any time during usual business hours;

(ii) make such periodic reports to the Company as it shall reasonably request;

(iii) prepare and timely file such tax returns and other reports, together with supporting data and schedules, as may be required of the Trustee by law, with any taxing authority or any other government authority, whether local, state or federal.

16.	Taxes.

The Company agrees that its share of all income, deductions and credits of the Trust belongs to it as owner for income tax purposes and shall, as appropriate, be included on its tax returns. The Company shall from time to time pay taxes (references in this Trust Agreement to the payment of taxes shall include interest and applicable penalties) of any and all kinds whatsoever which at any time are lawfully levied or assessed upon or become payable in respect of the Trust, the income or any property forming a part thereof, or any security transaction pertaining thereto. Any amounts distributed from the Trust shall be reduced by the amount of any withholding taxes required by law, and the Trustee shall have the responsibility to withhold and pay such amounts to the appropriate governmental authorities. The Trustee shall inform the Company in writing of all amounts withheld and of all distributions hereunder to a Participant or Beneficiary. The Trustee shall be entitled to satisfy such withholding tax obligations and payments to a Participant or Beneficiary by retaining an appropriate number of Shares, WABCO Shares and/or Non-Share Interests and selling such Shares, WABCO Shares or Non-Share Interests.

17.	For the Benefit of the Trustee.

17.1. Expenses of the Trustee. The Company shall reimburse the Trustee for any expenses incurred by the Trustee including, but not limited to, all proper charges and disbursements of the Trustee, and reasonable fees for legal services rendered to the Trustee (whether or not rendered in connection with a judicial or administrative proceeding). The Trustee’s entitlement to reimbursement hereunder shall not be affected by the resignation or removal of the Trustee or by the termination of the Trust.

17.2. Indemnification of Trustee. The Company shall indemnify, defend and hold the Trustee harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) asserted against, imposed on or suffered or incurred by the Trustee in the good-faith carrying out of his duties and responsibilities hereunder and in his good-faith compliance with any written instructions delivered to him by the Company with respect thereto.

18.	Resignation and Removal of Trustee.

The Trustee may be removed by the Plan Administrator at any time with the approval of Participants whose Share Award Accounts comprise 75% or more of the Shares held by the Trust. The Trustee may resign at any time upon notice in writing to the Company.

19.	Successor Trustee.

Upon the removal, resignation or death of the Trustee, the Plan Administrator may designate a successor Trustee to act hereunder, which shall have the same powers and duties as those conferred upon the Trustee. Upon such designation, and upon the written acceptance of the successor Trustee, the former Trustee shall, if necessary, assign, transfer and pay over to such successor Trustee the assets then constituting the Trust. A successor Trustee shall have all the rights and powers under this Trust Agreement as an original Trustee.

20.	Amendment of Trust.

All contributions made by the Company shall be irrevocable unless the benefits payable hereunder have been otherwise paid to the Participants by the Company; provided that, the Company may amend, in whole or in part, any or all of the provisions of this Trust Agreement, provided that no such amendment may affect the rights, protections, duties or responsibilities of the Trustee without his consent and, provided further, that no such amendment may (a) permit any part of the corpus or income of the Trust to be returned or diverted to the Company or (b) diminish, reduce, alter, or impair any Participant’s Share Award Account without such Participant’s consent.

21.	No Right of Alienation.

Except as required in Sections 11 through 13 hereof, at no time prior to the satisfaction of all liabilities with respect to Participants and their Beneficiaries shall any part of the corpus and/or income of the Trust be used for, or diverted to purposes other than for the exclusive purpose of providing benefits to Participants and their Beneficiary. No Participant or Beneficiary shall have any right or interest in the assets of the Trust which is greater than the rights of any Creditor. The assets of the Trust shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

22.	Headings.

Section headings in this Trust Agreement are for reference only. In the event of a conflict between a heading and the content of a Section, the content of the Section shall control.

23.	Construction.

This Trust Agreement shall be construed and regulated by the laws of the State of New York except where such laws are superseded by federal laws.

24.	Successors.

This Trust Agreement shall be binding upon, and the powers herein granted to the Plan Administrator, the Committee, the Company and the Trustee, respectively, shall be exercisable by, the respective successors and assigns of the Plan Administrator, the Committee, the Company and the Trustee.

25.	Separability.

If any part of this Trust Agreement shall be found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions hereof. Such invalid or unenforceable part shall be fully separable and this Trust Agreement shall be construed and enforced as if such part had not been inserted herein.

26.	Gender and Number.

Whenever used herein, the masculine shall be interpreted to include the feminine and neuter, the neuter to include the masculine and feminine, the singular to include the plural and the plural to include the singular, in each case unless the context requires otherwise.

27.	Assignment.

The benefits payable under this Trust Agreement may not be assigned, alienated, pledged, attached or garnished.

IN WITNESS WHEREOF, each of the parties hereto has executed or caused to be executed this Trust Agreement, as amended and restated as of the date and year first written above.

AMERICAN STANDARD COMPANIES INC.

/s/ Mary Elizabeth Gustafsson
By:	Mary Elizabeth Gustafsson
Its:	Senior Vice President, General Counsel & Secretary

THE TRUSTEE:

/s/ Leo Mierzwicki
Leo Mierzwicki